Exhibit 3.1

CERTIFICATE OF FORMATION

OF

CCS IX BDC, LLC

This Certificate of Formation of CCS IX BDC, LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1. Name. The name of the limited liability company formed hereby is CCS IX BDC, LLC.

2. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware, County of New Castle is c/o Cogency Global, Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904. The registered agent of the Company for service of process at such address is Cogency Global Inc.

3. This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of March 12, 2024.

By:	/s/ George P. Hawley
Name:	George P. Hawley
Title:	Authorized Person

[Signature Page to CCS IX BDC, LLC - Certificate of Formation]